Exhibit 5.1

May 6, 2025

Heron Therapeutics, Inc.

100 Regency Forest Drive, Suite 300

Cary, North Carolina 27518

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Heron Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of an aggregate of 1,900,000 shares (collectively, the “Shares” and each, a “Share”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that are issuable (a) upon the exercise of the non-statutory stock options to purchase 500,000 shares of Common Stock issued pursuant to that certain offer letter dated April 22, 2025 (the “Offer Letter” and such non-statutory stock options, collectively, the “Non-Statutory Stock Options”), (b) upon the exercise of the performance-vesting non-statutory stock options to purchase up to a maximum of 900,000 shares of Common Stock issued pursuant to the Offer Letter (such performance-vesting non-statutory stock options, collectively, the “PSOs” and together with the Non-Statutory Stock Options, the “Options”), and (c) restricted stock units payable by the issuance of 500,000 shares of Common Stock issued pursuant to the Offer Letter (collectively, the “RSUs” and together with the Options, the “Awards”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For the purposes of rendering the opinion stated herein, we have examined (a) the Registration Statement; (b) the Company’s certificate of incorporation as certified by the Secretary of State of the State of Delaware on July 19, 2024; (c) the Amended and Restated Bylaws of the Company as adopted and effective as of February 7, 2019; (d) the Offer Letter; (e) the Amended and Restated 2007 Equity Incentive Plan of the Company; (f) the Form of 2007 Equity Incentive Plan Stock Option Agreement (the “Option Agreement”); (g) the Form of 2007 Equity Incentive Plan Restricted Stock Unit Agreement (the “RSU Agreement” and together with the Option Agreement, the “Award Agreements”); (h) the Unanimous Written Consent of the Board of Directors of the Company dated as of January 10, 2025 approving the Equity Award Approval Policy of the Company; (i) the Unanimous Written Consent of the Compensation Committee of the Board of Directors of the Company dated April 22, 2025 approving the Offer Letter, the issuance of the Awards and the issuance of the Shares; (j) the Unanimous Consent of the Board of Directors of the Company dated May 5, 2025 approving the Registration Statement; and (k) a certificate of an officer of the Company, dated the date hereof (the “Fact Certificate”).

For purposes of rendering our opinions below, we have not examined any document other than the documents listed above and assume there exists no provision of any document relating to the matters covered by our opinions below that we have not reviewed that is inconsistent with the documents listed above or our opinions below. We have conducted no independent factual investigation of our own but rather have relied on the documents listed above, the statements and information set forth therein and the additional matters recited or assumed in this opinion letter, all of which we assume to be true, complete and accurate in all respects.

For purposes of this opinion letter, we have assumed that: (a) each document examined by us is accurate and complete; (b) each document examined by us that is an original is authentic; (c) each document examined by us that is a copy conforms to an authentic original; (d) all signatures on each document examined by us are genuine; and (e) the Company, is and shall remain at all times, a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed for purposes of this opinion letter (i) the legal capacity of natural persons, (ii) that each part to the documents that we have examined has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make the documents examined by us enforceable against that party, and (iii) that neither the issuance of the Awards nor the issuance of the Shares will increase the proportionate share of Common Stock held by an “interested stockholder” (within the meaning of Section 203(c) of the General Corporation Law of the State of Delaware (the “DGCL”)). We have not verified any of the foregoing assumptions.

In rendering our opinions below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares, (ii) either (A) upon the issuance of a Share, such Share will be evidenced by an appropriate certificate that has been, duly executed and delivered, or (B) prior to the issuance of a Share, the Board of Directors of the Company (the “Board”) will have adopted a resolution (that has not been rescinded or revoked) providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the of the DGCL, (ii) within a reasonable time after the issuance of an uncertificated Share, the registered owner of such Share will be given notice in writing or by electronic transmission in compliance with Section 151(f) of the DGCL, (iv) the issuance of each Share will be duly recorded in the stock ledger of the Company upon its issuance, (v) the Offer Letter and the Award Agreements evidencing the Awards constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, (vi) the Company will receive consideration for each Share as set forth in the Offer Letter and the Award Agreements evidencing the Awards, which consideration shall be at least equal to the par value of such share of Common Stock, and (vii) the Company has received the consideration for the issuance of the Awards as set forth in the Offer Letter.

Our opinions set forth below are limited to the DGCL and reported decisions interpreting the DGCL. We express no opinion as to the laws, rules, or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon and subject to the foregoing, and assuming that the Registration Statement is effective at the time of issuance of any Shares, it is our opinion that the Shares (a) have been duly authorized for issuance by the Company pursuant to, and on the terms set forth in, the Offer Letter and the Award Agreements evidencing the Awards and (b) when and if issued pursuant to the terms of the Offer Letter and the Award Agreements evidencing the Awards, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP